Exhibit 99.1

CONTACT:

Adam Chibib

512-681-8000

investors@tippingpoint.com

TippingPoint Reports Results for First Quarter 2004

Achieves 42% Revenue Growth Over Previous Quarter

AUSTIN, Texas — June 1, 2004 — TippingPoint Technologies, Inc. (NASDAQ: TPTI) today reported financial results for its first quarter ended April 30, 2004.

The company reports revenues of $3.9 million for the three months ended April 30, 2004, an increase of 42% from the previous quarter ended January 31, 2004.

Net loss for the quarter was $4.8 million, compared with $4.6 million a year ago and $3.3 million for the previous quarter. Included in the net loss were $835,000, $124,000 and $626,000 of stock-based compensation for the three-month periods ended April 30, 2004, April 30, 2003 and January 31, 2004, respectively.

The company’s cash and cash equivalents were $30.2 million at April 30, 2004.

Guidance

Below are estimates of certain financial data for the company’s second quarter ending July 31, 2004. Although TippingPoint believes the expectations reflected in this forward-looking information are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking statements at the end of this press release.

Based on the company’s performance and the current market conditions, TippingPoint expects revenues of $5.2 to $5.4 million for the second quarter. The net loss per share for the second quarter is expected to be $0.57 to $0.59.

Earnings Call

Today, TippingPoint will host a conference call discussing first quarter results. The call will be broadcast live over the Internet at 10:00 a.m. Eastern Time and may be accessed through the Investor Relations section of TippingPoint’s Web site at www.tippingpoint.com/investors.html or by phone at 800-223-9488 Conference ID#: Q1EARN. For those unable to listen to the live call, a replay will be available on TippingPoint’s Web site at www.tippingpoint.com/investors.html.

About TippingPoint Technologies

TippingPoint is the leading provider of network-based intrusion prevention systems that deliver in-depth Application Protection, Infrastructure Protection and Performance Protection for corporate enterprises, government agencies, service providers and academic institutions. Our innovative approach offers customers unmatched network-based security with unrivaled economics, ultra-high performance, scalability and reliability. TippingPoint is based in Austin, Texas, and can be contacted through its Web site at www.tippingpoint.com or by telephone at 1-88UNITYONE.

Forward-looking Statements

This press release contains various forward-looking statements and information that are based on TippingPoint’s belief, as well as assumptions made by and information currently available to TippingPoint. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding TippingPoint’s plans and objectives for future operations, are intended to identify forward-looking statements. Although TippingPoint believes that such expectations reflected in such forward-looking statements are reasonable, TippingPoint cannot give assurances that such expectations will prove to be correct. These forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations, estimates of costs or projected or anticipated results are: changes in suppliers’ prices, changes in consumers’ demand, adverse developments affecting our business, inaccuracies in certain of our estimates, changes to cost estimates, changes in economic or industry conditions and changes in regulatory requirements. These and other risks and assumptions are described in TippingPoint’s reports that are available from the United States Securities and Exchange Commission. TippingPoint has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-Tables to follow-

TIPPINGPOINT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended April 30,
	2004	2003
Revenues	$3,904,683	$630,420
Cost of revenues	1,214,930	401,869

Gross margin	2,689,753	228,551
Operating expenses:
Research and development (1)	2,601,180	2,385,932
Sales and marketing (1)	3,394,776	1,667,312
General and administrative (1)	771,644	744,455
Amortization of employee deferred stock-based compensation	834,605	124,341

Total operating expenses	7,602,205	4,922,040

Operating loss	(4,912,452)	(4,693,489)
Interest income, net	82,933	99,173

Net loss	$(4,829,519)	$(4,594,316)

Per share data:
Net basic and diluted loss per common share	$(0.66)	$(0.87)
Weighted basic and diluted average common shares outstanding	7,345,644	5,255,105

(1)	Amounts exclude amortization of deferred stock-based compensation as follows:

	Three Months Ended April 30,
	2004	2003
Research and development	$299,225	$61,341
Sales and marketing	311,704	46,129
General and administrative	223,676	16,871

TOTAL	$834,605	$124,341

TIPPINGPOINT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	April 30, 2004	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$30,186,352	$33,153,764
Accounts receivable	2,465,461	1,822,213
Inventory	3,843,913	2,485,117
Prepaid expenses and other current assets	1,444,019	2,243,409

Total current assets	37,939,745	39,704,503
Property and equipment, net	2,180,621	2,221,837
Other	1,445,886	1,446,936

	$41,566,252	$43,373,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$608,250	$582,283
Trade accounts payable	2,414,131	2,031,785
Deferred revenue	1,585,489	811,969
Accrued liabilities	3,960,017	2,878,450

Total current liabilities	8,567,887	6,304,487
Long-term debt	194,030	420,583
Deferred revenue, long term	103,133	—
Other liabilities	178,480	216,730

Total liabilities	9,043,530	6,941,800

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 250,000,000 shares authorized; 7,351,933 and 7,335,933 shares issued and outstanding, respectively	73,519	73,359
Additional paid-in capital	348,959,300	347,950,650
Deferred stock-based compensation	(10,221,076)	(10,133,031)
Stockholder notes receivable	(652,800)	(652,800)
Accumulated deficit	(305,636,221)	(300,806,702)

Total stockholders’ equity	32,522,722	36,431,476

	$41,566,252	$43,373,276